EXHIBIT 10.5

EXPLORATION AGREEMENT AND OPTION TO LEASE

THIS EXPLORATION AGREEMENT AND OPTION TO LEASE dated as of September 5, 2003, is between PAYMASTER RESOURCES INCORPORATED ("Grantor"), and NEW JERSEY MINING COMPANY. ("Grantee") with the approval of J. W. BEASLEY INTERESTS LLC (“Owner”).

RECITALS

A.
Grantor leases certain real property more particularly described in Exhibit A attached hereto and by this reference made a part hereof ("Premises"). Grantor warrants and represents that it has a valid mining lease and agreement dated December 1, 2001, as amended, with Owner of which Exhibit B is a copy.

B.
The parties agree for the purposes of this Agreement that the Premises shall be deemed to include, without limitation, the surface and subsurface of the Premises, all mines, ores, metals, mineral rights and minerals thereon and thereunder, all veins, lodes, extralateral rights and mineral deposits now controlled or hereafter acquired by Grantor extending from or onto or contained in the Premises; and all water and water rights therein, thereon or thereunder.

C.	Grantor and Grantee desire to enter into this Agreement covering the Premises.
D.	Grantor also desires to grant to Grantee an option to lease the Premises.

AGREEMENT

IN CONSIDERATION of the sum of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and the promises and covenants contained herein, the parties agree as follows:

     1. GRANT. Subject to Paragraph 8 below, Grantor grants exclusively to Grantee, its successors or assigns, the right to enter upon the Premises for the purpose of conducting a mineral evaluation of the Premises, including, without limitation, the right to drill and excavate holes, pits, shafts, and other excavations, construct roads and conduct surveys, explorations, sampling, investigations, and other operations in such a manner and to the extent that Grantee, in its sole judgment and discretion, may deem advisable for the purpose of ascertaining any and all facts related to the occurrence of Minerals (hereinafter defined) in and under the Premises and the metallurgical and physical properties of any Minerals discovered. The term "Minerals" shall mean all metallic and nonmetallic substances, whether now or at any time hereafter during the term of this Agreement, known as or considered minerals, including, without limitation, all base and precious metals, iron, and coal but excluding oil, gas and other liquid and gaseous hydrocarbons.

     2. OPTION TO LEASE. Grantor hereby grants to Grantee the irrevocable and exclusive option ("Option to Lease") during the term hereof to enter into a lease of the Premises, which lease shall be in the form of Exhibit C, attached hereto and by this reference made a part hereof, and herein referred to as "Said Lease," subject to the terms and conditions herein set forth.

     Lessee may exercise the Option to Lease from time to time at any time prior to the expiration of this Agreement. If and when Grantee shall elect to enter into Said Lease, it shall forward to Grantor executable copies of Said Lease together with 100,000 shares of Grantee’s common stock and within fifteen (15) days of receipt, Grantor shall execute and deliver Said Lease to Grantee together with a recordable short form thereof.

     3. PAYMENTS. Grantee agrees to pay Grantor 10,000 shares of its common stock every six months, during the term of this Agreement, starting June 13, 2003. Grantor acknowledges that the first payment has been made.

     4. TERM. This Agreement is granted for a two and one half [2 1/2] year term, commencing on June 13, 2003, unless sooner terminated under any of the provisions herein.

     5. WORK COMMITMENT DURING EXPLORATION AGREEMENT. During the term of this Agreement, Grantee agrees to conduct an economic study of the resource identified by Newmont Exploration Limited on the Premises. Grantee agrees to calculate resources and produce an ultimate open pit design using Newmont’s drilling data with Gemcom software. Grantee agrees to conduct bench scale metallurgical tests, produce a conceptual engineering design of the mine, mineral processing plant, and tailings management system, and to construct an economic model with study quality capital and operating cost estimates using Lotus software.

     6. PRODUCTION DURING TERM OF EXPLORATION AGREEMENT. During the term of this Agreement, Grantee may produce and sell Minerals derived from ores produced during exploration activities, including underground drifting and ramping. In addition, Grantee may produce and sell minerals from existing mine dumps which are more than 500 feet from the residence at 8601 Prichard Creek Road. Grantee shall pay Grantor a production royalty of 5% of the Net Smelter Return from such limited production.

     7. TITLE TO PREMISES. This Agreement is executed and delivered expressly without warranty of any nature whatsoever on the part of Grantor, either expressed or implied, not even to the return of the consideration paid herefor. If Grantor controls less interest than the entire fee mineral estate, amounts to be paid Grantor may be reduced proportionately.

     8. CONDUCT OF OPERATIONS.

     8.1 Use of Premises. Grantee may use only so much of the surface of the Premises as shall be reasonably necessary for the exploration and evaluation contemplated in this Agreement. Grantee recognizes the surface of the Premises has many uses, including mining, exploration, timber cultivation and production, and other activities. Owner expressly reserves the right to use and manage the Premises for all uses except exploration for, development and mining of Minerals as provided herein, provided Owner shall not conduct or permit others to conduct any activities on the Premises which unreasonably interfere with Grantee's rights hereunder. Grantee shall, wherever practicable, minimize interference to Owner's activities as a result of Grantee's activities. Owner reserves the right to (i) harvest timber on the Premises, (ii) and occupy the surface of that portion of the Premises commonly known as 8601 Prichard Creek Road during the term of this Agreement.

     8.2 Use of Roads. Grantee shall have the right to use Owner's existing road networks, whether currently existing or subsequently constructed, as are necessary to its exercise of the rights conveyed hereunder. The foregoing grant of rights is subject to any restriction or prohibition contained in any easements, permits or licenses granting Owner the right to utilize such roadways, including but not limited to absolute prohibitions against assignment, if any, hauling fees, traffic regulations, maintenance costs, construction costs, or other restrictions. Grantee in its use of roads, whether currently existing or hereafter constructed by either party, shall comply with all reasonable regulations promulgated by Grantor or Owner. Nothing contained herein shall prohibit Owner from modifying or terminating any easement, license, or permit granting Owner a right to use any road.

     8.3 Caretakers. Caretakers retained by Grantor and Owner shall have the right to conduct recreational-type placer mining and metal detecting activities on the lower portion of Reeder Gulch below 3,050 feet elevation on the Premises, but such activities shall not involve any mechanized earthmoving equipment such as dozers, excavators or other mechanized equipment. In addition, this right is subject to and shall not conflict with exploration and mining operations conducted by Grantee.

     8.4 Exclusion of Residential Area. Grantee shall not conduct any exploration or mining operations in the Residential Area without the written permission of Grantor. The Residential Area is part of the Premises and is described as 8601 Prichard Creek Road, and includes the residence, all outbuildings and any property on the Premises within 500 feet to the west, south, east, and north of the structures, except the north boundary shall not extend past the Newmont Road which lies to the north of the structures.

     8.5 Exclusion of Trespassers. The Individuals listed in Exhibit D attached hereto shall not be allowed on the Premises under any circumstances. In the event any of the Individuals are seen or known to have been on the Premises by Grantee, Grantee shall request that the Sheriff file criminal trespass charges against those Individuals. If Grantee knowingly allows said Individuals to trespass on the Premises, this Exploration Agreement and Option to Lease shall be in default and Grantor can terminate this Agreement immediately.

     9. TECHNICAL DATA. Grantee shall furnish Grantor, on a quarterly basis, with copies of all technical data pertaining to its operations hereunder, including but not limited to all geological, geophysical, geochemical, mapping, drilling, sampling, assay, and other data or information pertaining to Grantee's exploration operations hereunder. Such data shall be treated as confidential. Notwithstanding the foregoing, Grantee shall not be obligated to disclose to Grantor any interpretive data or information nor shall Grantee be obligated to disclose any information obtained from Newmont Exploration which might conflict with a confidentiality agreement between Newmont and Grantee dated June 17, 2003.

     10. CONTROL OF EXPLORATION. Grantee shall have full discretion in the exploration of the Premises and shall in no event be obliged to pursue a specific schedule to explore for, develop, drill, mine, mill, or concentrate Minerals.

     11. LESSER INTEREST. If Grantor controls less than the entire undivided interest in the Minerals, or in any tract included in the Premises, then any payments due Grantor under this Agreement shall be due Grantor only in the proportion that its interest bears to the whole undivided fee mineral interest. Any interest in the Premises and/or Minerals hereafter acquired by Grantor shall be automatically subject to this Agreement. If any such acquisition changes Grantor's interest in the Premises or Minerals, an appropriate adjustment will be made after Grantee receives written notice thereof from Grantor.

     12. INDEMNITY. Grantee shall assume all liability in connection with its operations on the Premises and shall hold Grantor and Owner harmless from any and all liability which may arise out of Grantee's operations on the Premises. Grantee shall use its best efforts to ensure that the work performed by Grantee hereunder shall be in compliance with applicable environmental, safety and health requirements of federal, state and local governments. Upon the termination of this Agreement, Grantee shall return the Premises to Grantor free and clear of liens for labor done or work performed upon the Premises or materials furnished to it for the exploration thereof under this Agreement, but Grantee shall have the right to dispute or contest the validity of such liens. Grantee's liability under this Section shall terminate upon termination of this Agreement except for obligations incurred before the date of termination.

     13. INSURANCE. Grantee will maintain general liability insurance, subject to availability at reasonable cost, during the term of this agreement in the amount of $2,000,000. Grantee will instruct its insurance agent to issue certificates showing Grantor and Owner as additional insured parties. Grantee will require all subcontractors, including drillers and mining contractors, to supply evidence of insurance and name Grantee, Grantor, and Owner as additional insured parties.

     14. FORCE MAJEURE. Grantee shall not be liable or in default under any provisions of this Agreement for failure to perform any of its obligations hereunder during periods in which performance is prevented by any cause reasonably beyond Grantee's control, which causes hereinafter are called "force majeure." For the purposes of this Agreement the term "force majeure" shall include, but not be limited to, fires, floods, windstorms and other damage from the elements; strikes, war, insurrection, mob violence and riots; unavailability of materials, labor and transportation; unavailability of smelting or refining facilities; interference, action, legislation or regulation by governmental or military authority, including a requirement by such authority that an environmental impact statement, plan of operation or similar statement or document be prepared or approved; litigation; and acts of God or acts of the public enemy. The duration of this Agreement and of the time for completion of performance by Grantee of its rights and obligations hereunder shall be extended for a period equal to the period of disability as a result of the event of force majeure, provided Grantee gives Grantor written notice of the existence of the event of force majeure. All periods of force majeure shall be deemed to begin at the time Grantee stops performance hereunder by reason of force majeure. Notwithstanding the foregoing, the parties understand that an event of force majeure shall not excuse any obligation to make a payment of common stock required by this Agreement.

     15. FIRST RIGHT OF REFUSAL. If, at any time during the term of this Agreement, Grantor shall, in response to a bona fide offer to purchase all or part of its interest in the Premises from a third party, desire to sell or otherwise dispose of such interest, it shall notify Grantee in writing of the party to whom it desires to sell such interest and the price at which and the terms upon which it desires to sell the same, and Grantee shall, within 30 days of receipt of the notice, notify Grantor in writing whether it wishes to purchase such interest at the price and on the terms set forth in the notice. If Grantee elects to purchase such interest, Grantor shall be bound to convey, assign, or otherwise transfer such interest to Grantee promptly thereafter at such price and on such terms. If Grantee elects not to purchase such interest or fails to give notice of its intention within the 30-day period, Grantor shall be free to convey, assign, or otherwise transfer such interest to the third party at a price not less than stated in the notice or on terms more favorable than those stated in the notice. Any conveyance by Grantor to a third party shall be subject to the terms of this Agreement, including without limitation Grantee's right to lease the Premises. If Grantor shall not have so disposed of such interest to said third party within 90 days after receipt of notice that Grantee elects not to exercise its right of first refusal or after expiration of that party's 30 day period within which to give notice, the provisions of this Section shall again apply to the disposition by Grantor of any such interest.

     16. ASSIGNMENT. Subject to the provisions of Section 15 above, Grantor may assign this Agreement whether or not Grantee’s consent is given. Grantee may not assign this Agreement without the consent of Grantor, which consent shall not be unreasonably withheld, except Grantee may assign this Agreement to an affiliate without Grantor’s consent. In the event of any assignment, the rights of either party hereunder and the provisions hereof shall extend to their successors and assigns, but no change or division in ownership of the Premises, however accomplished, shall operate to enlarge the obligations or diminish the rights of either party under this Agreement, and neither Grantee nor its successors or assigns shall ever be required to make payments or to render reports or notices to more than one party. In the event Grantor's interest in the Premises is now or hereafter owned by more than one party, Grantee may withhold further payments until all such owners have designated a single party to act for all of them hereunder in all respects, including but not limited to the giving and receiving of all notices and the receipt of all payments and reports. No such change or division in the ownership of the Premises shall be binding upon Grantee for any purpose until such person acquiring any interest has further furnished Grantee with the instrument or instruments, or certified copies thereof, constituting his claim of title from the original Grantor. Grantee shall have the right to subcontract with others for the performance of exploration work hereunder, subject to all of the terms of this Agreement, but no such subcontract shall relieve Grantee of its obligations to Grantor hereunder. Grantee hereby discloses to Grantor, which disclosure shall be kept confidential, that it has entered into a confidentiality agreement with Newmont North America Exploration Limited [Newmont] that requires Grantee to allow Newmont the right of first offer if Grantee proposes to dispose of its interest in this Agreement.

     17. TERMINATION OF AGREEMENT.

     17.1 By Grantor. If Grantee fails to keep and perform all of the terms and conditions of this Agreement on its part to be kept and performed, then Grantor may notify Grantee of the default in writing specifying the default. If within ten days after Grantee's receipt of such notice, in case of default arising through failure to make any payments required by this Agreement, and within 30 days in the case of any other default, except as provided in Paragraph 8.5, Grantee shall make such payments, or commence and diligently thereafter proceed to correct such other default, this Agreement shall continue in good standing. However, upon failure of Grantee to make such payment within ten days or to commence within 30 days to cure any other default and diligently thereafter proceed to correct the same, Grantor may then, by written notice or demand, forthwith terminate this Agreement and fully repossess itself of the Premises, and without prejudice to any other rights which might otherwise accrue to Grantor for the violation of the terms hereof. After such default and termination of this Agreement, Grantee shall have no further rights in or right to the possession of the Premises or any part thereof or to exercise the Option to Lease.

     17.2 By Grantee. Grantee may terminate this Agreement in whole or in part at any time following the completion of the economic study set forth in Section 5 of this Agreement upon delivering written notice to Grantor. Said notice shall be effective upon delivery. Upon such termination, all right, title and interest of Grantee under this Agreement shall terminate as to that part of the Premises covered by the notice, and Grantee shall not be required to make any further payments, or to perform any further obligations hereunder as to said portion of the Premises, except payments or obligations which then have accrued under the express provisions of this Agreement and which have not been paid or performed.

     18. RECORDING OF SHORT-FORM NOTICE. The parties hereby agree to execute a short-form counterpart of this Agreement contemporaneous herewith for the sole purpose of recordation in the real property records sufficient to give record notice, pursuant to the laws of the state where the Premises are located of the existence of this Agreement. This Agreement shall not be recorded without the consent of Grantee.

     19. NOTICES. Any notice required or permitted to be given hereunder shall be in writing and shall be delivered in person or sent by regular mail. Notices so mailed shall be deemed effective on the third business day after mailing. Until change of address is communicated, all notices shall be addressed to:

Grantor:	Paymaster Resources Incorporated
P. O. Box 387
Murray, Idaho 83874

Grantee:	New Jersey Mining Company
P.O. Box 1019
Kellogg, Idaho 83837

     20. GENERAL.

     20.1 Modification. The parties hereto by mutual written agreement may, at any time and from time to time, amend this Agreement and any of the terms hereof.

     20.2 Further Documents. The parties hereto further agree to execute all such further documents and do all such further things as may be necessary to give full effect to these presents.

     20.3 Entire Agreement. This is the entire agreement between the parties and no modification shall be effective unless in writing and executed by the parties hereto.

     20.4 Law. The terms and provisions of this Agreement shall be interpreted in accordance with the laws of the state where the Premises are located.

     20.5 Signing. Each party may rely upon the signature of each other party on this Agreement, which is transmitted by facsimile as constituting a duly authorized, irrevocable, actual, current delivery of this Agreement with the original ink signature of the transmitting party.

IN WITNESS WHEREOF, this instrument is executed as of the date above written.

GRANTOR:		GRANTEE:

PAYMASTER RESOURCES INCORPORATED		NEW JERSEY MINING COMPANY

By:	/s/ John W. Beasley	By:	/s/ Fred W. Brackebusch
	John W. Beasley, President		Fred W. Brackebusch, President

OWNER:

J. W. BEASLEY INTERESTS LLC

By:	/s/ John W. Beasley
John W. Beasley, President/Manager

[The balance of this page has been intentionally left blank.]

STATE OF WISCONSIN	)
)ss.
COUNTY OF Waushara	)

On this 8th day of September , 2003, before me, the undersigned, a Notary Public in and for the State of Wisconsin, personally appeared John W. Beasley , known to me and to me known to be the President of PAYMASTER RESOURCES INCORPORATED, a corporation whose name is subscribed to the foregoing instrument and acknowledged to me that said individual executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal the day in this certificate first above written.

/s/ Judy Berglund
Notary Public for the State of Wisconsin
Residing at Waushara County, Poy Sippi, WI
My commission expires: 05/06/07

STATE OF IDAHO	)
) ss.
COUNTY OF SHOSHONE	)

On this 5th day of September , 2003, before me, the undersigned, a Notary Public in and for the State of Idaho, personally appeared Fred W. Brackebusch , known to me and to me known to be the President of NEW JERSEY MINING COMPANY, a corporation whose name is subscribed to the foregoing instrument and acknowledged to me that said officer executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal the day in this certificate first above written.

Debra L. Hammerberg
Notary Public for the State of Idaho
Residing at Mullan, Idaho
My commission expires: 09/17/07

STATE OF WISCONSIN	)
)ss.
COUNTY OF Waushara	)

On this 8th day of September , 2003, before me, the undersigned, a Notary Public in and for the State of Wisconsin, personally appeared John W. Beasley , known to me and to me known to be the President/Manager of J.W. BEASLEY INTERESTS LLC, a corporation whose name is subscribed to the foregoing instrument and acknowledged to me that said individual executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal the day in this certificate first above written.

/s/ Judy Berglund
Notary Public for the State of Wisconsin
Residing at Waushara County, Poy Sippi, WI
My commission expires: 05/06/07

[The balance of this page has been intentionally left blank.]

EXHIBIT A

GOLDEN CHEST MINE PROPERTIES

PARCEL 1:

Golden Chest Patented Mining Claim, M.S. 4 (sometimes referred to as Lot 40) situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book X, Deeds, at page 278.

PARCEL 2:

Euphernia Patented Mining Claim, M.S. 994 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 4, Deeds, at page 530.

PARCEL 3:

A.D. Coplen, No. 2, Thomas Kearn and Brile Placer Mining Claims, M.S. 995 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M. Shoshone County, State of Idaho. Patent recorded in Book 4, Deeds, at page 533.

PARCEL 4:

Dora Patented Mining Claim, M.S. 996 situated in the Summit Mining District in Section 5, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 61.

PARCEL 5;

Katie Burnett Patented Mining Claim, M.S. 997 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 58.

PARCEL 6:

Littlefield Bar Placer Patented Mining Claim, M.S. 1062 situated in the Summit Mining District in Sections 4 and 9, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 10, Deeds, at page 72.

PARCEL 7:

Paymaster Patented Mining Claim, M.S. 1078 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 1.

PARCEL 8:

Coumerilh Fraction Patented Mining Claim, M.S. 1162 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 7.

PARCEL 9:

Red Star Patented Mining Claim, M.S. 1745 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 364.

EXCEPT: That portion of Red Star Patented Mining Claim conveyed to C.E. Kingman by deed recorded in Book 22, Deeds, at page 312 described as follows:

Beginning at a point where Corner No. 6 Red Star Lode, M.S. 1745 bears South 31° 53" West, 465.91 feet; thence
South 62° 42" West, 240.25 Feet; thence
South 46° 18" West, 251.9 feet; thence
South 31° 02" East, 373.88 feet; thence
North 27° 50" East, 434.47 feet to the place of beginning.

PARCEL 10:

Stevens Fraction, Jim and Timberking Patented Mining Claims, M.S. 1732 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book A, Patents, at page 391.

PARCEL 11:

Stevens Bar Patented Mining Claim, M.S. 1735 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 26, Deeds, at page 481.

PARCEL 12:

Hot Stuff Group consisting of Hot Stuff, Empire, Montana, Utah, Blister and Skookum Patented Mining Claims, M.S. 1826 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 38, Deeds, at page 200.

EXCEPTION: Except that portion of Hot Stuff Group consisting of the Empire and Montana Patented Mining Claims, M.S. 1826 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho, Patent recorded in Book 38, Deeds, at page 200 and except that portion of the Hot Stuff Group consisting of that portion of Utah Patented Mining Claim, M.S. 1826 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho, Patent recorded in Book 38, Deeds, at page 200 with the said excepted portion of Utah, described more particularly at that portion of Utah Patented Mining Claim lying to the South and East of a straight line from the Northeast corner of Utah to the Southwest corner of Utah, a portion of M.S. 1826 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho, patent recorded in Book 38, Deeds, at page 200.

PARCEL 13:

Golden Bricks Patented Mining Claim, M.S. 2247 situated in the Summit Mining District in Section 4, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho. Patent recorded in Book 43, Deeds, at page 493.

PARCEL 14:

That 30' wide road way currently existing and commonly known as the Newmont Road which is located in the Southwest corner of the Ivy claim in Section 9, Township 49 North, Range 5 East, B.M., Shoshone County, State of Idaho which initiates on the Shoshone County road right-of-way and runs Westerly into the Littlefield Bar, M.S. 1062 Patented Mining Claim.

EXHIBIT B

Mining Lease between Paymaster Resources Incorporated and J. W. Beasley Interests LLC

EXHIBIT C

Mining Lease Form.

EXHIBIT D

List of Individuals Not Allowed on the Premises

1.	Christopher Nick Kalatzes
2.	Nick Kalatzes
3.	Brenda Migliaccio Kalatzes
4.	Jack Riddle
5.	Dale Miller
6.	David Miller
7.	Sadie Miller
8.	Warren Yeager
9.	Sabrina Yeager